Exhibit 99.1

Hercules Capital Reports Fourth Quarter and Full-Year 2022 Financial Results

Record Full-Year 2022 Total Gross Debt and Equity Commitments of $3.12 Billion

Full-Year 2022 Total Gross Fundings of $1.47 Billion

Record Full-Year 2022 Net Debt Portfolio Growth of $598.5 Million

Record Full-Year 2022 Total Investment Income of $321.7 million, an Increase of 14.5% Year-over-Year

Record Full-Year 2022 Net Investment Income “NII” of $188.1 million, an Increase of 25.4% Year-over-Year

Record Q4 2022 Total Investment Income of $100.2 million, an increase of 38.3% Year-over-Year and Record Q4 2022 NII of $62.1 million, or $0.47 per Share, an Increase of 54.0% Year-over-Year

Increased the Company’s Base Cash Distribution to $0.39 per Share

Q4 2022 NII Provides 121% Coverage of the Recently Increased Base Distribution

Announced a New Supplemental Cash Distribution for 2023 of $0.32 per Share, Payable over Four Quarters

Undistributed Earnings Spillover of $124.6 Million, or $0.94(1) per Ending Shares Outstanding

Over $3.6 Billion of Assets Under Management, an increase of 29.3% Year-over-Year (2)

Q4 2022 Financial Achievements and Highlights

•	Record Net Investment Income of $62.1 million, or $0.47 per share, an increase of 54.0% year-over-year

•	Record Total Investment Income of $100.2 million, an increase of 38.3% year-over-year

•	Q4 total gross debt and equity commitments of $645.0 million

•	Net Hercules debt and equity commitments of $508.7 million(3)

•	Total gross fundings of $367.2 million

•	Net Hercules fundings of $284.8 million(3)

•	Unscheduled early principal repayments or “early loan repayments” of $130.9 million, an increase of 5.1% from $124.5 million in Q3 2022

•	$606.8 million of available liquidity, subject to existing terms and covenants

•	18.2% Return on Average Equity “ROAE” (NII/Average Equity)

•	8.8% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 113.7% and regulatory leverage of 101.3%(4)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 112.6% and net regulatory leverage (excludes SBA debentures and cash) of 100.1%

•	Net Asset Value “NAV” of $10.53, an increase of 0.6% from Q3 2022

•	14.7% GAAP Effective Yield and 13.8% Core Yield(5), a non-GAAP measure

Full-year ending December 31, 2022 Financial Highlights

•	Record NII of $188.1 million, or $1.48 per share, an increase of 25.4% year-over-year

•	Record Total Investment Income of $321.7 million, an increase of 14.5% year-over-year

•	Record full-year 2022 new equity and debt commitments of $3.12 billion, an increase of 18.3% year-over-year

•	Full-year 2022 total fundings of $1.47 billion

•	Record full-year 2022 net debt investment portfolio growth of $598.5 million

•	Unscheduled early loan repayments of $373.3 million

Footnotes:

(1)	$0.95 per Weighted Average Shares Outstanding
(2)	Assets Under Management includes assets managed by Hercules Capital and its Adviser Subsidiary
(3)

Net Hercules commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(4)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(5)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., February 16, 2023 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the fourth quarter and full-year ended December 31, 2022.

“Q4 2022 capped off a historic year in which we delivered record performance across virtually every significant financial metric,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “The Company set a new annual record for total gross debt and equity commitments record of $3.12 billion, delivered total gross fundings of $1.47 billion and grew the debt investment portfolio by nearly $600 million, another record for the year. The combination of our record portfolio growth and the increase in core yields throughout the year drove total investment income and net investment income to record levels, each increasing 38% and 54% year-over-year, respectively.”

Bluestein added, “Our guiding themes in 2022 – maintaining strong liquidity, staying disciplined on credit and new underwritings, and further expanding our platform capabilities – served us well. Our balance sheet, with the additional capacity of our private funds, continues to be a competitive advantage and allows us to focus on later-stage, high-quality deals which is exemplified by the strength of our credit quality.”

Bluestein concluded, “Our performance during the year enabled us to increase our base distribution three times in 2022, including our most recent fourth quarter increase to $0.39 per share, and a new annual supplemental distribution of $0.32 which will be paid out equally over the next four quarters beginning in March 2023. We will continue to focus our efforts on maximizing total shareholder returns and expanding our platform capabilities for the benefit of our current and prospective portfolio companies. We enter 2023 in a strong position and remain optimistic about Hercules’ ability to maintain its preeminent position as the leading provider of capital in our asset class.”

Q4 2022 Review and Operating Results

Debt Investment Portfolio

Hercules delivered Q4 total gross new debt and equity commitments totaling $645.0 million and gross new fundings totaling $367.2 million.

During the fourth quarter, Hercules realized early loan repayments of $130.9 million which, along with normal scheduled amortization of $11.4 million, resulted in total debt repayments of $142.3 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $133.4 million during the fourth quarter on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2022 to Q4 2022

(in millions)	Debt	Equity & Other Investments	Warrants	Total Portfolio
Balances at Cost at 9/30/22	$2,684.7	$153.6	$31.2	$2,869.5

New fundings(a)	361.6	4.3	1.3	367.2
Fundings assigned to or directly funded by Adviser Funds	(81.9)	(0.3)	(0.2)	(82.4)
Principal payments received on investments	(11.4)	—	—	(11.4)
Assets Sale - Participants	(10.5)			(10.5)
Early payoffs(b)	(130.9)	—	—	(130.9)
Net changes attributed to conversions, liquidations, and fees	6.5	(0.9)	(1.4)	4.2

Net activity during Q4 2022	133.4	3.1	(0.3)	136.2

Balances at Cost at 12/31/22	$2,818.1	$156.7	$30.9	$3,005.7

Balances at Value at 9/30/22	$2,661.4	$137.1	$27.2	$2,825.7

Net activity during Q4 2022	133.4	3.1	(0.3)	136.2
Net change in unrealized appreciation (depreciation)	(1.1)	(2.6)	3.7	—
FX unrealized gain (loss)	1.7	0.3		2.0

Total net activity during Q4 2022	134.0	0.8	3.4	138.2

Balances at Value at 12/31/22	$2,795.4	$137.9	$30.6	$2,963.9

(a)	Includes $818K fundings associated with revolver loans during Q4 2022.
(b)	Early payoffs include $94K paydown on revolvers during Q4 2022.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Ending Balance at Cost	$2,818.1	$2,684.7	$2,579.4	$2,410.3	$2,219.6
Weighted Average Balance	$2,709.7	$2,600.3	$2,507.3	$2,293.3	$2,204.6

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
First Lien Senior Secured	79.7%	77.4%	74.3%	72.9%	77.0%
Floating Rate w/Floors	95.3%	95.1%	94.9%	94.7%	94.0%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 14.7% during Q4 2022 as compared to 12.9% for Q3 2022. The Company realized $130.9 million of early loan repayments in Q4 2022 compared to $124.5 million in Q3 2022, or an increase of 5.1%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 13.8% during Q4 2022, exceeding the Company’s expected range of 12.5% to 13.5%, and increased compared to 12.4% for Q3 2022. Hercules defines core yield as yield that generally excludes any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $100.2 million for Q4 2022, compared to $72.5 million in Q4 2021. The increase is primarily attributable to a higher weighted average debt investment portfolio and an increase in core yields between periods.

Non-interest and fee expenses were $22.0 million in Q4 2022 versus $19.6 million for Q4 2021. The increase was primarily due to an increase in total employee compensation expenses due to increased levels of employee headcount between periods and higher variable compensation, offset by lower tax expenses.

Interest expense and fees were $18.0 million in Q4 2022, compared to $14.1 million in Q4 2021. The increase was primarily due to higher weighted average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.6% in Q4 2022, as compared to 4.5% for Q4 2021. The slight increase is primarily due to the higher utilization of the credit facilities and their higher interest rates between periods.

NII – Net Investment Income

NII for Q4 2022 was $62.1 million, or $0.47 per share, based on 130.6 million basic weighted average shares outstanding, compared to $40.4 million, or $0.35 per share, based on 115.2 million basic weighted average shares outstanding in Q4 2021. The increase is primarily attributable to a higher weighted average debt investment portfolio and an increase in core yields between periods offset by an increase in total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2022, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments totaled ($53.9) million, on a GAAP basis, spanning over 18 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $15.7 billion, the total realized gain/(loss) since inception of ($53.9) million represents approximately 34 basis points (“bps”), or 0.34%, of cumulative debt commitments, or an effective annualized loss rate of 1.9 bps, or 0.019%.

Realized Gains/(Losses)

During Q4 2022, Hercules had net realized losses of ($1.7) million comprised entirely due to the write off of equity and warrants or expiration of warrants without exercise.

Unrealized Appreciation/(Depreciation)

During Q4 2022, Hercules recorded $2.1 million of net unrealized appreciation, net of the impact of foreign currency movements. This is primarily attributable to $3.7 million of net unrealized appreciation attributable to valuation movements on publicly traded equity and warrant investments, $2.1 million attributable to net foreign exchange movements and $1.3 million of net unrealized appreciation on debt investments. This is partially offset by ($3.2) million of net unrealized depreciation attributable to valuation movements in the privately held equity, warrant and investment funds and ($1.8) million attributable to reversal of previous quarter appreciation upon a realization event.

Portfolio Asset Quality

As of December 31, 2022, the weighted average grade of the debt investment portfolio, at cost, was 2.23, compared to 2.20 as of September 30, 2022, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies from time to time if they are not meeting the Company’s financing criteria or are underperforming relative to their respective business plans.

As of December 31, 2022, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q4 2022 - Q4 2021 ($ in millions)

	Q4 2022		Q3 2022		Q2 2022		Q1 2022		Q4 2021
Grade 1 - High	$549.1	19.6%	$412.1	15.5%	$484.0	19.0%	$469.0	19.6%	$409.0	18.5%
Grade 2	$1,171.6	41.9%	$1,380.4	51.9%	$1,312.2	51.4%	$1,280.3	53.6%	$1,208.3	54.7%
Grade 3	$1,015.2	36.3%	$827.4	31.1%	$739.8	29.0%	$631.8	26.4%	$581.4	26.3%
Grade 4	$57.8	2.1%	$41.5	1.5%	$13.0	0.5%	$10.2	0.4%	$8.3	0.4%
Grade 5 - Low	$1.7	0.1%	$—	0.0%	$1.8	0.1%	$—	0.0%	$2.6	0.1%

Weighted Avg. (at Cost)	2.23		2.20		2.13		2.10		2.10

Non-Accruals

The number of loans on non-accrual increased by one (1) quarter-over-quarter. As of December 31, 2022, the Company had two (2) debt investments on non-accrual with an investment cost and fair value of approximately $18.0 million and $1.7 million, respectively, or 0.6% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

By contrast, as of September 30, 2022, the Company had one (1) debt investment on non-accrual with an investment cost and fair value of approximately $13.3 million and $0.07 million, respectively, or 0.5% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021
Total Investments at Cost	$3,005.7	$2,869.5	$2,763.3	$2,586.4	$2,390.9
Loans on non-accrual as a % of Total Investments at Value	0.1%	0.0%	0.1%	0.0%	0.4%
Loans on non-accrual as a % of Total Investments at Cost	0.6%	0.5%	0.7%	0.5%	1.0%

Liquidity and Capital Resources

The Company ended Q4 2022 with $606.8 million in available liquidity, including $15.8 million in unrestricted cash and cash equivalents, and $591.0 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q4 2022, the Company sold 2.8 million shares of common stock under the equity ATM program for total net proceeds of approximately $39.7 million, including $0.4 million of offering expenses. As of December 31, 2022, approximately 8.5 million shares remain available for issuance and sale under the agreement.

During January 2023, the Company sold approximately 2.6 million shares of common stock under the equity ATM program for total net proceeds of approximately $34.9 million (net of $0.3 million of offering expenses).

Bank Facilities

As of December 31, 2022, there were $107.0 million outstanding borrowings under Hercules’ $545.0 million committed credit facility with MUFG as Agent and $72.0 million of outstanding borrowings under Hercules’ $225.0 million committed credit facility with SMBC.

In January 2023, Hercules expanded its borrowing capacity with a new committed letter of credit facility with SMBC of $100.0 million.

In January 2023, Hercules renewed and decreased its existing $545.0 million credit facility with MUFG to $400.0 million. The uncommitted accordion feature of $200.0 million, or a total of $600.0 million, remains the same.

Leverage

As of December 31, 2022, Hercules’ GAAP leverage ratio, including its SBA debentures, was 113.7%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 101.3% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $15.8 million), was 100.1%. Hercules’ net leverage ratio, including its SBA debentures, was 112.6%.

Available Unfunded Commitments – Representing 20.8% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2022, the Company had $628.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 20.8% of Hercules’ total assets. This decreased from the previous quarter of $659.0 million of available unfunded commitments or 22.5% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $645.0 million in new debt and equity commitments in Q4 2022, Hercules has pending commitments of $263.3 million in signed non-binding term sheets outstanding as of February 13, 2023. Since the close of Q4 2022 and as of February 13, 2023, Hercules has closed new gross debt and equity commitments (before assignments to or direct originations by the Adviser Funds) of $189.4 million and funded $192.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2023 Closed Commitments (as of February 13, 2023)(a)(c)	$189.4
Q1 2023 Pending Commitments (as of February 13, 2023)(b)	$263.3
Year-to-Date 2023 Closed and Pending Commitments(a)(b)(c)	$452.7

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of December 31, 2022, the Company’s net assets were $1.40 billion, compared to $1.36 billion at the end of Q3 2022. NAV per share increased 0.6% to $10.53 on 133.0 million outstanding shares of common stock as of December 31, 2022, compared to $10.47 on 130.2 million outstanding shares of common stock as of September 30, 2022. The increase in NAV per share was primarily attributed to accretion from the sale of ATM equity at a price above NAV.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 95.3% of its debt investment portfolio being priced at floating interest rates as of December 31, 2022, with a Prime or Non-Prime based (LIBOR, SOFR, Eurodollar or BSBY) interest rate floor, combined with 88.8% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2022, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
(75)	$ (18,661)	$ (1,215)	$ (17,446)	$(0.13)
(50)	$ (12,441)	$ (810)	$ (11,631)	$(0.09)
(25)	$ (6,176)	$ (405)	$ (5,771)	$(0.04)
25	$ 6,176	$ 405	$5,771	$0.04
50	$ 12,352	$ 810	$ 11,542	$0.09
75	$ 18,528	$ 1,215	$ 17,313	$0.13
100	$ 24,644	$ 1,619	$ 23,025	$0.18
200	$ 48,748	$ 3,239	$ 45,509	$0.35

(1)	Source: Hercules Capital Form 10-K for 2022
(2)

EPS calculated on basic weighted shares outstanding of 130,559. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 81 portfolio companies with a fair value of $134.0 million and a cost basis of $153.2 million as of December 31, 2022. On a fair value basis, 48.9% or $67.4 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 110 portfolio companies with a fair value of $30.6 million and a cost basis of $31.0 million as of December 31, 2022. On a fair value basis, 36.6% or $11.2 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in 2022

As of December 31, 2022, Hercules has had a total of nineteen (19) portfolio companies complete or announce an IPO (five (5) companies) or M&A event (fourteen (14) companies). In addition, one (1) portfolio company has submitted for an IPO confidentially under the JOBS Act.

Portfolio Company IPO and M&A Activity in Q4 2022 and YTD Q1 2023

As of February 13, 2023, Hercules held debt, warrant or equity positions in ten (10) portfolio companies that have completed or announced an IPO or M&A event, including:

IPO Activity in Q4 2022

In Registration or SPAC:

•	One (1) Confidential S-1 Submission

M&A Activity in Q4 2022 and YTD Q1 2023

•

In February 2023, Hercules’ portfolio company Oak Street Health (NYSE: OSH), a leading multi-payor, value-based primary care company helping older adults stay healthy, entered into a definitive agreement to be acquired by CVS Health (NYSE: CVS), a leading health solutions company, in an all-cash transaction at $39.00 per share. The acquisition is subject to regulatory approval and satisfaction of other customary closing conditions including shareholder approval. Hercules cumulatively committed $208.0 million in venture debt financing beginning in August 2017.

•

In February 2023, Hercules’ portfolio company Logicworks, a professional and managed cloud services company, was acquired by Cox Communications, the largest private broadband company in America. Terms of the acquisition were not publicly disclosed. Hercules cumulatively committed $14.5 million in venture debt financing beginning in December 2020.

•

In January 2023, Hercules’ portfolio company Concert Pharmaceuticals, Inc. (NASDAQ: CNCE), a late-stage biotechnology company pioneering the use of deuterium in medicinal chemistry, entered into a definitive agreement to be acquired by Sun Pharmaceutical Industries Limited (NSE: SUNPHARMA.NS), the world’s fourth largest specialty generic pharmaceutical company, for $8.00 per share of common stock in cash, or $576.0 million in equity value. Hercules cumulatively committed $50.0 million in venture debt financing beginning in December 2011 and currently holds 70,796 shares of common stock as of December 31, 2022.

•

In January 2023, Hercules’ portfolio company Albireo Pharma, Inc. (NASDAQ: ALBO), a leading innovator in bile-acid modulators to treat pediatric and adult cholestatic liver diseases, entered into a definitive merger agreement to be acquired by Ipsen (Euronext: IPN: ADR: IPSEY), a global, mid-sized biopharmaceutical company focused on transformative medicines in Oncology, Rare Disease and Neuroscience. Hercules cumulatively committed $25.0 million in venture debt financing beginning in June 2020 and currently holds 25,000 shares of common stock and warrants for 5,311 shares of common stock as of December 31, 2022.

•

In December 2022, Hercules’ portfolio company Agrivida Inc., a privately held company developing innovative and sustainable crops, was acquired by Novus International, Inc., a privately owned feed additive company. Terms of the acquisition were not disclosed. Hercules cumulatively committed $6.0 million in venture debt financing beginning in June 2013 and currently holds warrants for 471,327 shares of Preferred Series D stock as of December 31, 2022.

•

In December 2022, Hercules’ portfolio company Fungible, Inc., a developer of a full-stack silicon, software and packing solution designed to leverage standard components, protocols and interfaces, was acquired by Microsoft Corporation (NASDAQ: MSFT), a multinational technology corporation producing computer software, consumer electronics, personal computers and related services. Hercules cumulatively committed $25.0 million in venture debt financing beginning in December 2021 and currently holds warrants for 800,000 shares of common stock as of December 31, 2022.

•

In November 2022, Hercules’ portfolio company Ouster (NYSE: OUST), a leading developer of high-resolution digital lidar, announced it has entered into a definitive agreement to merge with Velodyne (NASDAQ: VLDR), in an all-stock transaction. The merger transactions are subject to customary closing conditions including shareholder approval by both companies. Hercules cumulatively committed $40.0 million in venture debt financing beginning in April 2022.

•

In November 2022, Hercules’ portfolio company Evernote Corporation, a developer of a note-taking and task management application, announced they have entered into a definitive agreement to be acquired by Bending Spoons, a leading developer of stand-out mobile apps. Terms of the acquisition were not publicly disclosed. The transaction is subject to customary closing conditions. Hercules cumulatively committed $15.0 million in venture debt financing beginning in September 2016 and currently holds warrants for 62,500 shares of common stock as of December 31, 2022.

•

In November 2022, Hercules’ portfolio company Applied Genetic Technologies Corporation (NASDAQ: AGTC), a clinical-stage biotechnology company focused on the development and commercialization of adeno-associated virus-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases, was acquired by Syncona Limited (LON: SYNC), a leading healthcare company focused on founding, building and funding global leaders in life science. Hercules cumulatively committed $20.0 million in venture debt financing beginning in June 2020.

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2022 financial results conference call for February 16, 2023 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the fourth quarter and full-year 2022 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $16 billion to over 600 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2022	December 31, 2021
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,918,425 and $2,293,398, respectively)	$2,887,497	$2,351,560
Control investments (cost of $87,271 and $84,039, respectively)	76,458	73,504
Affiliate investments (cost of $0 and $13,547, respectively)	—	9,458

Total investments, at fair value (cost of $3,005,696 and $2,390,984, respectively; fair value amounts related to a VIE $236,585 and $0, respectively)	2,963,955	2,434,522
Cash and cash equivalents	15,797	133,115
Restricted cash (amounts related to a VIE $10,079 and $0, respectively)	10,079	3,150
Interest receivable	31,682	17,365
Right of use asset	4,986	6,761
Other assets	2,356	5,100

Total assets	$3,028,855	$2,600,013

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $147,957 and $0, respectively)(1)	$1,574,351	$1,236,303
Accounts payable and accrued liabilities	47,539	47,781
Operating lease liability	5,506	7,382

Total liabilities	$1,627,396	$1,291,466
Net assets consist of:
Common stock, par value	134	117
Capital in excess of par value	1,341,416	1,091,907
Total distributable earnings	59,909	216,523

Total net assets	$1,401,459	$1,308,547

Total liabilities and net assets	$3,028,855	$2,600,013

Shares of common stock outstanding ($0.001 par value, 200,000 authorized)	133,045	116,619
Net asset value per share	$10.53	$11.22

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, October 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Investment income:
Interest income
Non-control/Non-affiliate investments	$93,686	$63,844	$301,433	$249,341
Control investments	1,181	1,109	4,621	4,009
Affiliate investments	—	7	1,204	10

Total interest income	94,867	64,960	307,258	253,360
Fee income
Non-control/Non-affiliate investments	5,303	7,489	14,362	27,557
Control investments	17	16	68	59

Total fee income	5,320	7,505	14,430	27,616

Total investment income	100,187	72,465	321,688	280,976
Operating expenses:
Interest	15,905	12,138	54,749	54,447
Loan fees	2,081	1,963	7,958	8,657
General and administrative	4,444	4,362	16,948	16,111
Tax Expenses	1,281	2,349	5,416	7,928
Employee compensation
Compensation and benefits	13,495	9,919	43,852	36,970
Stock-based compensation	2,819	2,940	13,378	11,930

Total employee compensation	16,314	12,859	57,230	48,900

Total gross operating expenses	40,025	33,671	141,941	136,043

Expenses allocated to the Adviser Subsidiary	(1,986)	(1,561)	(8,321)	(5,035)

Total net operating expenses	38,039	32,110	133,620	131,008

Net investment income	62,148	40,355	188,068	149,968
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	(1,699)	8,994	1,004	87,438
Affiliate investments	—	—	1,758	(62,143)
Loss on debt extinguishment	—	(2,717)	(3,686)	(4,419)

Total net realized gain (loss)	(1,699)	6,277	(924)	20,876

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	5,973	(47,156)	(88,874)	(57,818)
Control investments	(3,889)	4,650	(278)	(2,677)
Affiliate investments	—	(414)	4,089	63,806

Total net unrealized appreciation (depreciation)	2,084	(42,920)	(85,063)	3,311

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	385	(36,643)	(85,987)	24,187

Net increase (decrease) in net assets resulting from operations	$62,533	$3,712	$102,081	$174,155

Net investment income before investment gains and losses per common share:
Basic	$0.47	$0.35	$1.48	$1.29

Change in net assets resulting from operations per common share:
Basic	$0.48	$0.03	$0.80	$1.50

Diluted	$0.47	$0.03	$0.79	$1.49

Weighted average shares outstanding:
Basic	130,559	115,194	125,189	114,742

Diluted	132,275	116,754	126,659	115,955

Distributions paid per common share:
Basic	$0.51	$0.40	$1.97	$1.55